Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom

Press Release

TRIKON COMPLETES $7.0 MILLION PRIVATE PLACEMENT

NEWPORT, Wales, United Kingdom, October 22, 2003 – Trikon Technologies, Inc. (Nasdaq NMS: TRKN) today announced it had closed the private placement of 1.4 million shares of common stock and warrants to purchase 350,000 additional shares of common stock, for an aggregate purchase price of $7.0 million. Each warrant is exercisable for one share of common stock at an exercise price of $6.25 per share. Trikon has agreed to file a registration statement within 30 days covering the resale of the shares and the shares issuable upon exercise of the warrants.

Oppenheimer & Co. Inc. acted as placement agent with respect to the transaction. Execution of the definitive agreements with respect to the private placement was announced previously on October 16, 2003.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About Trikon Technologies:

Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. Trikon’s products are Planar® 300, Sigma® 300 and fxP™ and Omega® fxP. Trikon offers advanced dielectric solutions including Flowfill®, Low-K Flowfill and Orion® for logic and memory device makers. Trikon’s website can be visited at www.trikon.com.

Trikon Technologies Contacts:
Corporate contact
Carl Brancher
+44 (0) 16 33 41 41 11 carl.brancher@trikon.com
US Investor Relations contact
Kevin Kirkeby at theglobalconsultingroup
+1 646 284 9416     kkirkeby@hfgcg.com